 Exhibit 99.1

AIVtech Announces New Independent Director

SHENZHEN, China, Aug. 26 /PRNewswire-Asia-FirstCall/ -- AIVtech International Group Co. (OTC Bulletin Board: ECOH) ("AIVtech" or the "Company"), a provider of consumer electronics products in both domestic and international markets, today announced the appointment of James C. Hansel as an independent Director, effective August 23, 2010.

Mr. Hansel has been a director, officer, or management committee member at several companies and organizations, and he bridges the three fields of technology, energy, and finance. Currently, he is the managing director of Eight Winds Capital Management, LLC. Prior to that, Hansel was executive director and senior portfolio manager at UBS Global Asset Management (New York) Inc., where he founded and managed an award-winning $2.6 billion global technology-sector mutual fund for over five years. Mr. Hansel's experience also includes corporate IT advisory work in the financial service industry.  He holds a Bachelor of Arts from Wesleyan University and a Master of Science in Computer Science from Fairleigh S. Dickinson University, as well as the Chartered Financial Analyst (CFA) designation.

    "We are very fortunate to welcome James Hansel to our team," said Mr. JinLin Guo, AIVtech's Chief Executive Officer. "We believe that his extensive experience, including technology expertise, will strengthen the Company's financial and operational performance and improve our profile as a U.S.-listed company."

About AIVtech

    AIVtech is the parent company of wholly owned Shenzhen AIVtech Company Limited ("Shenzhen AIVtech"), which owns 70% of Dongguan AIVtech Company Limited ("Dongguan AIVtech"). AIVtech's founder, Chairman, and CEO JinLin Guo owns the remaining 30% of Dongguan AIVtech. Founded in 2004, the Company focuses on the integration of electronic products, such as multimedia speakers and video games, with furniture and has coined the term "electronic furniture" to describe its products. The Company has three major product categories: (1) electronic furniture, including video chairs with built-in speakers and vibration, as well as leisure furniture with built-in audio/video systems; (2) multimedia/digital speakers; and (3) LCD/LED televisions. For more information, visit http://www.aivtechgroup.com .

Forward-Looking Statements

    Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. AIVtech International Group Co. undertakes no obligation to update the forward-looking information contained in this press release.

    For more information, please contact:

    Company Contact:
     Mr. Chris Durkin, Investor Relations Director
     AIVtech International Group Co.
     Email: chrisdurkin@aivtechgroup.com
     Tel:   +1-347-387-2061

    Investor Relations Contact:
     Mr. John Harmon, Sr. Account Manager
     CCG Investor Relations
     Email: john.harmon@ccgir.com
     Tel:   +1-646-833-3424

SOURCE  AIVtech International Group Co.
    -0-                             08/26/2010
    /CONTACT: Company Contact: Mr. Chris Durkin, Investor Relations Director, AIVtech International Group Co. at chrisdurkin@aivtechgroup.com or +1-347-387-2061; Investor Relations Contact: Mr. John Harmon, Sr. Account Manager, CCG Investor Relations at john.harmon@ccgir.com or +1-646-833-3424/
    /Web site: http://www.aivtechgroup.com /
    (ECOH ECOH.OB)